Exhibit 10.95

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of September     , 2005, by and between Senetek PLC, a British public limited company registered at 3 Howard Road, Eaton Socon, St Neots, Cambridgeshire, PE19 3ET, England and with its corporate headquarters located at 620 Airpark Road, Napa, California 94558 (“Senetek”), and Ofra Cosmetics LLC, a                  limited liability company with its headquarters located at 220 NW 32nd Street, Suite 200, Pompano Beach, Florida 33069 (“Licensee”).

BACKGROUND

A.	Senetek has developed and holds certain patents and other proprietary intellectual property and other rights relating to the use as a skin care or cosmetic product of formulations containing Kinetin.

B.	Senetek asserted a claim for patent infringement against Licensee and as part of the accord between the parties reached in 2003 settling said claim Senetek is willing the license to Licensee rights to manufacture, market, sell and distribute through the Authorized Channels within the Territory (both as defined below) specific formulations of product containing Kinetin on the terms of this Agreement.

Accordingly, in consideration of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

1 DEFINITIONS

When used in this Agreement, each of the following capitalized terms shall have the respective meanings set forth in this Article.

1.1 “Affiliates” means any corporation, partnership, proprietorship or other legal entity directly or indirectly controlled by, controlling, or under common control with another legal entity, “control” meaning, for purposes hereof, the effective power to elect at least a majority of the Board of Directors or other management body of a legal entity or to effectively direct the management of a legal entity, by the ownership of voting securities, by contract, or otherwise.

1.2 “Agreement Date” means the date of this Agreement first set forth above.

1.3 “Authorized Channels” means collectively:

(i) the “Direct to Consumer Channel” comprised of direct-to-consumer promotion and/or sales through live and recorded network and cable television (such as commercials or programming on stations such as QVC and The Home Shopping Channel), program length commercials for broadcast on cable television, and consumer-directed telemarketing, direct mail and print marketing;

(ii) the “Direct to Retail Store Channel” comprised of sales to retail outlets and specialty stores where no wholesaler or distributor is involved (excluding sales through the Chain Store Channel as hereinafter defined);

(iii) the “Distributor Channel” comprised of sales to distributors and wholesalers for resale to retail outlets;

(iv) the “Chain Store Channel” comprised of sales to chain stores which have in excess of 500 outlets; and

(v) the “Professional Channel” comprised of sales to independent and chain (other than as described in the Chain Store Channel) exclusive beauty and skin care salons, day spas, resort spas, travel-related spas, beauty supply stores and to distributors which sell to such salons, spas and stores.

Expressly excluded from Authorized Channels are sales into the “Ethical Market Channel”, including physicians, pharmacies, medical clinics and HMO’s and other recognized prescription drug channels.

1.4 “Base Price” means with respect to the Product sold to Licensee by Senetek, the price per unit applicable if Licensee acquires such Product from Senetek, as may be agreed between Senetek and Licensee in writing, subject to amendment of the Base Price as of the end of each Contract Year to reflect changes in direct costs, such amendment to the Base Price to be no more than the increase in price to other licensees of Senetek for substantially similar product.

1.5 “Best Efforts” means that commercially reasonable degree of effort, expertise, knowledge and resources which one skilled, able, familiar with and experienced in the matters set forth herein would utilize and otherwise apply with respect to fulfilling a like obligation subject to existing legal, contractual and other restrictions.

1.6 “Calendar Quarter” means a period beginning on the first day of January, April, July or October and ending on the last day of March, June, September, or December, respectively.

1.7 “Confidential Information” means marketing, sales, financial, scientific, and other non-public and/or proprietary information concerning the products, projects, businesses and operations of a party or its Affiliates disclosed by such party to the other party or its Affiliates or of which the other party or its Affiliates gains knowledge in performing this Agreement.

1.8 “Contract Year” means a period beginning on any January 1 during the Term and ending on the first to occur of December 31 of such calendar year or the termination of this Agreement; provided, however, that the first Contract Year shall commence on the Agreement Date and end on December 31, 2006.

1.9 “Documentation” means the documentation relating to the Patents and Know-How identified in Schedule 1.9.

1.10 “Final Adjudication” means any decision by a Governmental Entity of competent jurisdiction if either (a) any and all appeals (including to other Governmental Entities of competent jurisdiction) in connection with the adjudication are exhausted or (b) the time for any such appeal shall have passed without such appeal having been perfected.

1.11 “Government Entity” means any competent governmental agency, board, authority, commission, court or other governmental entity having lawful jurisdiction.

1.12 “Intellectual Property” means collectively the Patents, the Know-How and such common law and statutory trademarks, trade names, copyrights, designs and other proprietary rights related to or useful in the performance of this Agreement that Senetek owns or has rights to on the Agreement Date except any as to which Senetek or an Affiliate is subject to an agreement or commitment precluding Senetek from making it available to Licensee.

1.13 “Know-How” means such special knowledge, trade secrets and technical or other proprietary information, whether or not patented or patentable, owned or controlled by Senetek or its Affiliates at any time prior to or during the term of this Agreement specifically related to the development, manufacture or use of the Products except any as to which Senetek or an Affiliate is subject to an agreement or commitment precluding it from making it available to the Licensee, provided, however, that Know-How shall not include any such special knowledge, trade secrets or technical or other proprietary information to the extent the same relates to Zeatin or any other analog of Kinetin.

1.14 “Patents” means the patents for Kinetin set forth on Schedule 1.14.

1.15 “Person” shall be broadly construed to include any governmental entity, legal entity or individual.

1.16 “Products” means cosmetic products for topical application containing Kinetin for skin treatment which achieve permeation test (or other test if the parties agree) results pursuant to Section 4.3 substantially as good as or better than the results achieved by similar Products provided by other licensees of Senetek which have been granted approval by Senetek, but excluding (i) any product subject to regulation as a prescription drug, (ii) any product with a concentration of Kinetin of less than *** or greater than *** or (iii) any product containing Zeatin or analogues, and which is otherwise subject to approval by Senetek.

1.17 “Senetek Confidential Information” means the Know-How, non-public information concerning the Patents, Improvements, marketing, sales, financial, scientific, and other non-public and/or proprietary information concerning the products, projects, business and operations of Senetek, including the manufacture, use or sale of the Products disclosed by Senetek to Licensee or of which Licensee gains knowledge during the Term.

1.18 “Specifications” means the specifications agreed to in writing by the parties with respect to each Product.

1.19 “Territory” means the United States of America and such other countries as the parties may from time to time mutually agree pursuant to Section 2.3 hereof, subject to satisfactory adjustment to the Minimum Royalty Payment.

*** Confidential treatment has been requested

1.20 “Term” means the period starting on the Agreement Date and ending (if not earlier terminated pursuant to the other terms of this Agreement) upon the expiration of the last to expire of the Patents issued in the United States containing a Valid Claim.

1.21 “Trial Size” means a Unit that is a sampling vehicle with a fill weight that is less than 30% of the fill weight of regular business product and that is given to customers or end-use customers free of charge or as a gift with purchase, in either case, with the goal of generating trial and awareness of Product.

1.22 “Unit” means an individual packaged sku of Product whether packaged individually or bundled with other units of Product or other products for resale.

1.23 “Valid Claim” means any claim in an unexpired patent or patent application included within the Patents that has not been disclaimed or held invalid or unenforceable by a Governmental Entity of competent jurisdiction in a Final Adjudication.

2 LICENSE

2.1 Grant of License. Senetek hereby grants to Licensee during the Term a non-exclusive license to manufacture, package, market and sell the Products through the Authorized Channels in the Territory under the Intellectual Property, subject to the terms of this Agreement. Without limiting the generality of the foregoing, Licensee acknowledges that various of the existing license agreements between Senetek and third parties expressly or by implication grant such third parties the right to sell licensed Kinetin-containing products through certain Authorized Channels. A listing of such rights granted to third parties shall be provided by Senetek to Licensee within 30 days after execution of this Agreement and incorporated herein as Schedule 2.1.

2.2 No Other Rights. It is expressly understood that this Agreement grants no rights to Licensee except those express rights set forth in this Article 2. Without limiting the foregoing, it is understood and agreed that Licensee has no right pursuant to this Agreement to, and shall not, (i) sell or permit (as set forth in more detail in the following sentence) its customers to sell any Products outside the Authorized Channels (such as into the Ethical Channel) or outside the Territory, (ii) manufacture, have manufactured or repackaged, use or sell products containing Kinetin for skin treatment that are not Products, (iii)have any right with respect to Improvements except as may be agreed to in advance and in writing between the parties to this Agreement, or (iv) acquire or assert any co-ownership or other proprietary interest in any of the Intellectual Property by virtue of its manufacture, marketing or sale of Products. Licensee shall use best efforts to restrict its distributors from selling Products outside the Authorized Channels and the Territory. In the event that Licensee discovers or is notified that any of its distributors is selling Authorized Goods outside the scope of the Authorized Channels or the Territory and is unable to promptly cause such distributor to cease such unauthorized activity, it shall terminate such distributor’s services in respect of the Products. Upon any termination of this Agreement, Licensee shall have no right of any kind with respect to the Products, the Intellectual Property, Improvements, Documentation or Senetek Confidential Information other than the right to complete the sale within six months of such termination of Product then lawfully in its possession, subject to the payment of royalties pursuant to Section 3.1 with respect thereto.

2.3 Right of First Offer as to Export Markets. During the Term, Licensee shall have a right of first offer (subject to any such rights which been granted to any third party prior to the date hereof) to export Products into markets outside the United States of America on a non-exclusive basis through Authorized Channels and (except for Australia, Canada and the European Union) the Ethical Channel in said markets; provided, however, that such right shall not apply with respect to products that are protected through patents or other exclusivity rights as to, owned by, or vested in a third party and as to which Senetek or its Affiliates have not acquired the right to grant marketing rights to others. Licensee shall have thirty (30) days from the date that Senetek notifies Licensee that it wishes to exploit a particular export market through one or more of the Authorized Channels to deliver an offer to Senetek setting forth in reasonable detail the terms upon which Licensee would export Products to said market. If Senetek elects not to accept Licensee’s offer (or if no offer is made within such period), Senetek shall be free to grant such rights to others on any terms whatsoever, or exercise such rights itself, or any combination thereof, in Senetek’s sole and absolute discretion. Notwithstanding the foregoing, Licensee has the right to supply Product to its existing distributors in Israel, South Africa, New Zealand and South Korea on a non-exclusive basis in the Professional Channel, it being understood that no exclusivity in those markets shall be available to Licensee without the negotiation of a full agreement with Senetek covering any such market which would involve, without limitation, minimum volume commitments and other terms and conditions satisfactory to Senetek in its sole discretion.

2.4 Chain Store Sales Exclusivity. Notwithstanding anything to the contrary set forth herein, sales by Licensee through the Chain Store Channel are subject to any and all exclusive rights which may already have been granted to any third party prior to the date hereof, including without limitation, all rights granted to Valeant Pharmaceuticals International. Accordingly, prior to entering into substantive negotiation of any supply contract for sales of Product to a chain store account through the Chain Store Channel, Licensee will seek prior approval from Senetek for any such negotiations, and Senetek will notify Licensee as to any stores or market segments for which exclusive rights have already been granted to third parties (it being acknowledged that Senetek hereby grants approval to Licensee to commence negotiations with GNC and Sally’s following the execution of this Agreement). Provided that exclusive or non-exclusive rights have not already been granted to a third party for a particular chain store account identified by Licensee to Senetek, Licensee and Senetek may negotiate the terms upon which Senetek may grant to Licensee an exclusive right to sell to such account within the Territory, it being acknowledged and agreed that any such grant of exclusivity is in Senetek’s sole and absolute discretion and may, for example, be limited in time (such as for six months) and subject to minimum sales or purchase commitments.

3 ROYALTY AND TERMS OF PURCHASE OF SENETEK PRODUCT

3.1 Royalty. On sales by Licensee of any Products, a royalty shall be due to Senetek calculated at the rate of (i) *** per Unit for all Products sold through the Direct to Consumer Channel, (ii) *** per Unit for all Products sold through the Direct to Retail Store Channel, (iii) *** per Unit for all Products sold through the Distributor Channel, (iv) *** per Unit for all Products sold through the Chain Store Channel and (v) *** per Unit for all Products sold outside of the United States through distributors based outside the United States pursuant to the last sentence of Section 2.3 (collectively, “Royalties”). The applicable Royalty shall be increased at the beginning of each Contract Year commencing with the calendar year 2007 by

*** Confidential treatment has been requested

the percentage increase in the Consumer Price Index for all Urban Consumers: U.S. City Average, Expenditure Category “All Items” published for the month most recently available immediately preceding such Contract Year in Table 1 of the CPI Detailed Report, published monthly by the U.S. Department of Labor Bureau of Labor Statistics, over the corresponding figure for such month in the immediately preceding calendar year (the “Index Adjustment”). In the event that the base periods on which the index utilized herein shall change, the Index Adjustment shall be adjusted to take into account such change. Such royalties shall be paid with respect to each Calendar Quarter within thirty (30) days after the end of such Calendar Quarter. Each royalty payment shall be accompanied by a detailed statement setting forth in reasonable detail the basis for the calculation of the royalty amount paid (“Royalty Report”).

3.2 Minimum Payments. Licensee’s payments of royalties due to Senetek pursuant to Section 3.1 hereof for the second Contract Year shall be not less than ***. Simultaneously with the date hereof, Licensee shall make a payment to Senetek of *** as a non-refundable advance against the first royalties payable under this Agreement. Within 30 days after the end of the second and each subsequent Contract Year, Senetek and Licensee shall negotiate in good faith with respect to the minimum payment to be required for such Contract Year (“Minimum Payment”), provided that if the parties fail to reach agreement with respect thereto by the end of the first Calendar Quarter of the relevant Contract Year then the Minimum Payment applicable to such Contract Year shall be equal to the greater of (i) *** amount for the previous year or (ii) *** for the previous year.

4 MANUFACTURE AND DELIVERY OF PRODUCTS.

4.1 Licensee Product Manufacturing. All Products shall be manufactured in full compliance with the Specifications, all applicable cosmetic good manufacturing practices requirements and all requirements of law.

4.2 Sourcing. Products shall be manufactured by such contract manufacturer(s) as Senetek may from time to time designate or such contract manufacturers as Senetek shall approve in advance in writing. Any manufacturing site transfer shall be performed in accordance with standards of good manufacturing practices for cosmetic products. If Licensee desires to purchase its supplies of Kinetin from a source other than Senetek’s current authorized vendor, it shall obtain Senetek’s prior approval of such new vendor, which approval shall not be unreasonably delayed or withheld, and shall assure that the purity of Kinetin so purchased shall be no less than *** with proof of biological activity and other efficacy of the Products to be established by Senetek, and Licensee will use Best Efforts to obtain from its supplier the right for Senetek to source its own requirements of Kinetin directly from such supplier at the same pricing and other terms as are provided to Licensee. Senetek shall have the right, on prior notice, to visit and conduct reasonable audits of Licensee’s contract manufacturing sites and Licensee’s own manufacturing sites and its and its contract manufacturer’s and Kinetin vendor’s records (including, without limitation, batch records, purchases of raw material records, scheduling records for production and all similar records relating to sourcing and production) and quality assurance/quality control procedures for raw materials, componentry, packaging and finished product, such visits and audits to be no more frequent than once in each Contract Year unless such sites are found not to be in compliance with the requirements of this Agreement.

*** Confidential treatment has been requested

4.3 Formulation Testing of Products. Senetek shall have the right to review any proposed Product, including, without limitation, every sku thereof, and no Product shall be sold for which Licensee has not obtained Senetek’s prior written approval. Without limiting the generality of the foregoing, Licensee shall submit to Dr. Gerald McCullough, Department of Dermatology, University of California at Irvine (“UCI”), or a commercial or academic facility having capabilities comparable to those of UCI, samples of each Product to conduct skin permeation testing following the methodologies developed at UCI for the use of radio isotope labeled Kinetin compound or methodologies developed at such other facility which will produce test results substantially similar to those at UCI, provided, that if Licensee identifies and demonstrates testing methodologies other than permeation testing that will gauge the efficacy of Kinetin in topical formulations as effectively as permeation testing, Senetek will give consideration thereto. Licensee shall bear all expenses of all such testing, including the cost of UCI in obtaining radioisotope labeled Kinetin for use in such tests. Licensee agrees that no new or modified formulation for which permeation test (or such other test) results substantially as good as or better than those of similar Products provided by other licensees of Senetek which have been granted approval by Senetek are not so obtained shall be used for Product. If Licensee proposes to conduct other studies of any such new or modified formulation containing Kinetin, Licensee shall give Notice to Senetek describing such studies and shall obtain Senetek’s approval thereof, such approval not to be unreasonably withheld or delayed. Licensee agrees to pay or reimburse Senetek for any developmental and testing expenses incurred by it for new or modified Products requested by Licensee.

4.4 Packaging and Labeling. No packaging, labeling or advertising or promotional materials shall state the concentration of Kinetin contained in any Product or make any comparative or superiority claim for any Product with respect to products of any other Senetek Kinetin licensee. Senetek shall have the right to review all packaging, labeling and advertising and promotional copy prior to printing of such materials and no such materials may be used without Senetek’s prior written approval.

4.5 Marketing Efforts. Licensee will use Best Efforts to promote, market and sell the Products throughout the Territory, such efforts to be at least equivalent to its efforts for its other products and general industry practice. All advertising and promotional materials, and all infomercials or scripts for sales of Licensee Products through direct response television media (including scripts for “up-sell” and like marketing), shall be subject to Senetek’s prior review and approval, not to be unreasonably withheld or delayed, to assure that all claims are fully supported by existing test data and other valid substantiating materials. Licensee shall not make any comparative or parity claims for the Products in relation to other Senetek licensees’ products, whether based upon relative concentrations or efficacy of the products’ Kinetin or otherwise, and packaging, advertising and promotional materials for the Products shall not set forth the concentration of Kinetin except as may be required by applicable law. All Product packaging, labeling and promotional material shall include the following or a similar statement presented in a manner consistent with industry practice: “Sold under license from Senetek PLC”, with the appropriate patent number of the Patent.

4.6 Product Launch. Licensee will begin marketing its initial Product in the United States of America not later than 120 days following the date of this Agreement.

5 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES

5.1 Representations, Warranties and Covenants of Licensee.

Licensee represents, warrants and covenants as follows:

5.1.1 Qualifications and Authorization. Licensee is a corporation duly formed, validly existing and in good standing under the laws of Maryland with full corporate power and authority to conduct its business as it is now conducted and to enter into and perform this Agreement. Licensee is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its operations or ownership of assets or its performance of this Agreement requires such licensing or qualification.

5.1.2 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor compliance by Licensee with any of the provisions hereof, will (i) violate or conflict with any provision of the Certificate or Articles of Incorporation or Bylaws of Licensee, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any encumbrance upon any of Licensee’s assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which Licensee is a party, or (iii) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award applicable to Licensee, except, in the case of each of clauses (i), (ii) and (iii) above, for such violations, conflicts, breaches, defaults or creations of encumbrances which, in the aggregate, would not have a material adverse affect on the business of Licensee taken as a whole or any adverse effect on its ability to fully perform this Agreement.

5.1.3 Compliance with Laws. Licensee shall comply in all material respects with all laws, regulations, ordinances, orders, decrees and other requirements applicable to the storage, shipment, marketing and sale of the Products. Without limiting the foregoing, Licensee shall maintain and implement appropriate quality control and quality assurance procedures for all Products held in inventory, and shall obtain and maintain all Product marketing approvals, registrations or other permits necessary for the lawful packaging, storage, shipment, marketing and sale of the Products in the Authorized Channel in each country within the Territory in which Products are sold.

5.1.4 Acknowledgement of Senetek Patents’ Validity, Enforceability and Ownership of Intellectual Property. In consideration of the benefits of this Agreement, Licensee, for itself and its Affiliates, successors and permitted assigns and sub-licensees, during the Term irrevocably acknowledges, admits and concedes that (i) all rights, title and interest in the Intellectual Property are owned by Senetek and its Affiliates, (ii) all claims of the Patents as well as all claims that are narrower in scope than the claims of the Patents are valid and enforceable, (iii) all claims of any patent that may issue from any application whose subject matter in whole or in part is entitled to the benefit of the filing date(s) of the Patents (including, without limitation, continuations, continuations-in-part, divisional patents, reexaminations, renewals, extensions, reissues, and foreign counterparts) that are equal to or narrower in scope than the claims of the Patents are valid and enforceable, and (iv) any and all improvements, and/or enhancements of the Intellectual Property whether developed by Senetek or its affiliates or by Licensee or its affiliates or contract manufacturers shall be owned by Senetek and Licensee will execute and/or cause the execution of any documents and do any and all things necessary or appropriate to vest ownership thereof in Senetek. Licensee, for itself and its Affiliates, successors and permitted assigns and sub-licensees, does also during the Term relinquish and waive all rights to dispute said ownership, validity and enforceability in any proceeding of any nature, covenants that it and they will not assert, either affirmatively or defensively, in any proceeding of any nature, any matter inconsistent with said ownership, validity and enforceability, agrees and acknowledges that the foregoing shall act as a complete defense and bar to any proceeding of any nature challenging such ownership, validity and enforceability or any of them, and consents to the entry of temporary and permanent injunctions to bar any breach or threatened breach of any of the foregoing, without the filing on behalf of Senetek of any bond or other security.

5.2 Representations and Warranties and Covenants of Senetek.

Senetek represents, warrants and covenants as follows:

5.2.1 Qualifications and Authorization. Senetek is a corporation duly organized, validly existing and in good standing under the laws of England, with full corporate power and authority to conduct its business as it is now conducted and to enter into and perform this Agreement. Senetek is duly licensed or qualified to do business and is in good standing in California and each other jurisdiction in which its operations or ownership of assets in connection with this Agreement requires such licensing or qualification.

5.2.2 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor compliance by Senetek with any of the provisions hereof, will (i) violate or conflict with any provision of the Certificate of Incorporation or Articles of Association of Senetek, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in a creation of any encumbrance upon any of Senetek’s assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which Senetek is a party, or (iii) violate any statute, rule, regulation, ordinance, code, order, judgment ruling, writ, injunction, decree or award applicable to Senetek, except, in the case of each of clauses (i), (ii) and (iii) above, for such violations, conflicts, breaches, defaults or creations of encumbrances which, in the aggregate, would not have material adverse effect on the business of Senetek and its Affiliates taken as a whole or any adverse effect on its ability to perform this Agreement.

5.2.3 Patents. Senetek and its Affiliates own the Patents and either own or hold licenses for the use of the other Intellectual Property and Documentation, and have the full and unrestricted right to license them to Licensee. Senetek has no knowledge of the existence of any patent or patent applications owned or filed by any Person that would prevent Licensee from making, having made, or selling Products under the Patents in the Authorized Channels within the Territory subject to the terms of this Agreement.

5.2.4 Product Claim Substantiation; Testing Data. Senetek has made available to Licensee all currently existing, and will continue to make available to Licensee all future, Product claim substantiation and safety testing data related to the Products, including all

University of California—Irvine test data and copies of “results” photographs taken by Canfield Scientific (all of which constitute Senetek Confidential Information), as may be reasonably necessary to permit Licensee to advertise and promote the Products in accordance with this Agreement; provided, however, that Senetek shall not be required to disclose such information to the extent that doing so would violate agreements with others and it has used its reasonable commercial efforts to obtain a waiver or amendment of such provisions to permit such disclosure.

5.3 Survival. The representations and warranties made in this Agreement shall survive the termination of this Agreement for the full period prescribed by the statute of limitations applicable to claims for the breach of such representation or warranty. The covenants of the parties made in this Agreement shall continue in full force and effect after the termination of this Agreement without limit.

6 CONFIDENTIAL INFORMATION AND ANNOUNCEMENTS

6.1 Senetek Confidential Information. Licensee shall not (a) use Senetek Confidential Information except to perform its obligations under this Agreement, or (b) disclose Senetek Confidential Information to any Person (except to its employees and agents who reasonably require same for the purpose hereof and who are bound to Licensee by the same obligations as to confidentiality) without the express written permission of Senetek, unless such disclosure is required by order of a court of competent jurisdiction.

6.2 Licensee Confidential Information. Senetek shall not (a) use Licensee’s Confidential Information except to perform its obligations under this Agreement, or (b) disclose Licensee’s Confidential Information to any Person (except to its employees and agents who reasonably require same for the purpose hereof and who are bound to Senetek by the same obligations as to confidentiality) without the express written permission of Licensee, unless such disclosure is required by order of a court of competent jurisdiction.

6.3 No License. The furnishing of Confidential Information by one party to the other shall not constitute any grant, option or license to the other under any Patent or Intellectual Property of Senetek or any intellectual property of Licensee.

6.4 Announcements. Except as may be required by law or the listing rules of any exchange on which either party’s securities may be listed or quoted, for which the releasing party shall provide prior notice to the other party and the opportunity to comment on any required disclosure, neither party will disclose the terms of this Agreement to any other Person; provided, however, that each party may make such disclosure of the terms of this Agreement to its employees and agents as is necessary to permit such party to perform its obligations under this Agreement; provided further that any such employee or agent agrees to maintain the confidentiality of this Agreement; and provided further that either party may make such disclosures of the terms of this Agreement as are necessary to enter into license and other agreements that do not conflict with the terms of this Agreement. Licensee acknowledges that this Agreement may be deemed to be a “material contract” as that term is defined by Item 601(b)(10) of Regulation S-K, and that Senetek may therefore be required to file such document as an exhibit to reports or registration statements filed under the United States Securities Act or Securities Exchange Act. Licensee further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company in consultation with its counsel except that Senetek shall redact commercial terms and file for confidential treatment to the extent permitted by law. Notwithstanding the restrictions set forth in Section 6.1 and 6.2, either party may disclose the results of any clinical studies or other technical data concerning the Products conducted by it and, with the consent of the other party, which shall not be unreasonably withheld or delayed, conducted by the other party; provided, however, that such permitted disclosures to the extent made by Licensee shall not be used to make comparative or parity effectiveness claims on the basis of concentration levels of Kinetin in different products.

6.5 Survival. The provisions of this Article 6 shall survive termination of this Agreement and continue thereafter for a period of ten (10) years.

7 BOOKS AND RECORDS; DISPUTE RESOLUTION

7.1 Books and Records. Licensee shall keep (and shall cause any permitted contract manufacturer to keep) books and records sufficient to permit Senetek to verify compliance with all of the representations, warranties and covenants contained herein. Such books and records shall be preserved for a period not less than three (3) years after they are created during and after the Term of this Agreement. Senetek shall be permitted, within thirty (30) days of its request, to audit all appropriate books and records (including those of any contract manufacturer) including, without limitation, any data necessary to audit calculation of Royalties, at a single United States location. Such audit may be performed by any employee of Senetek as well as by any attorney or licensed certified public accountant designated by Senetek, upon reasonable notice and during regular business hours. Senetek shall conduct no more than one (1) such audit during or for any Contract Year unless any prior audit showed material breach of a representation, warranty or covenant, in which event Senetek may conduct no more than two (2) audits during or for the succeeding Contract Year. Senetek shall pay its own costs of conducting any such audit unless it is determined by such audit or by Final Adjudication that Licensee was in breach, in which event it shall pay all reasonable costs of such audit.

7.2 Disputes. All disputes between the parties to this Agreement shall be subject to and resolved in accordance with the terms of Schedule 7.2, which shall be binding on the parties.

8 INDEMNIFICATION, INSURANCE AND LIMITS ON LIABILITY

8.1 Indemnification by Licensee. Licensee shall defend, indemnify, and hold harmless Senetek, its officers, agents, employees and affiliates from any loss and from any claim, action, damage, expense or liability (including defense costs and attorneys’ fees) (collectively, “Claims”) arising out of or related to a breach or alleged breach of any representation, warranty or covenant made by Licensee herein, or the marketing, sale or use of Products, except insofar as such claims are related to or arise from Senetek’s negligence or breach of any representation, warranty or covenant made by Senetek under this Agreement.

8.2 Indemnification by Senetek. Senetek shall defend, indemnify, and hold harmless Licensee, its officers, agents, employees and affiliates from any Claims arising out of or related to a breach or alleged breach of any representation, warranty, or covenant made by Senetek herein, except insofar as such claims are related to or arise from Licensee’s negligence or breach of any representation, warranty or covenant made by Licensee under this Agreement.

8.3 Insurance. Licensee shall maintain at its expense commercial general liability insurance (including products liability coverage) with an insurance company or companies rated at least Best AA in a principal amount of not less than One Million Dollars (US$1,000,000) per occurrence and Two Million Dollars (US$2,000,000) in the annual aggregate. Such policy shall name Senetek as an additional insured. Within thirty (30) calendar days after the date of this Agreement, Licensee shall furnish to Senetek a certificate evidencing such insurance. Senetek may elect to suspend its performance hereunder until Licensee’s insurance is in place and the certificate of coverage is provided, and may thereafter suspend its performance if it reasonably believes such insurance is not in place until Licensee provides reasonable assurance that such coverage is in place without any gap in coverage during the Term and will be maintained as required by this Agreement.

8.4 No Consequential Damages. Except for claims that include consequential damages paid to Persons that are not affiliates of an indemnified party, neither party shall be liable to the other for consequential damages, lost profits, injury to reputation or similar claims; provided, however, that nothing in this sentence shall be construed to in any way limit Licensee’s obligation to pay Royalties and pay for Products under this Agreement. UNDER NO CIRCUMSTANCES SHALL SENETEK OR ITS AFFILIATES HAVE ANY LIABILITY ARISING FROM THIS AGREEMENT IN EXCESS OF THE HIGHEST AGGREGATE AMOUNT PAID AS ROYALTIES IN ANY ONE OF THE THREE PRECEDING CONTRACT YEARS. Each party acknowledges and agrees that, but for the limitations of liability set forth in this Section, the other party would not have entered into this Agreement upon the terms set forth herein and that such limitations are a material part of this Agreement.

8.5 Recalls. In the event any Product(s) must be recalled from distribution by reason of failure to meet any requirements of law or otherwise, Licensee shall immediately effect such recall at its own expense. Senetek shall use reasonable commercial efforts to cooperate with Licensee in implementing any such recall to the extent such cooperation is necessary to effect the recall or responding to any regulatory matters in connection therewith, provided Licensee shall pay Senetek’s out-of-pocket expenses related thereto.

9 INFRINGEMENT

9.1 Notification of Infringement. During the Term, each party shall promptly advise the other in writing of any infringement, imitation or act by third parties inconsistent with the ownership of and rights to the Intellectual Property as represented in this Agreement or any act of unfair competition by third parties (any of the foregoing shall be referred to as an “infringement”) relating to any of the Intellectual Property, wherever and whenever such infringement or act shall come to the attention of such party. Senetek (in the case of infringement of the Intellectual Property) shall promptly take such commercially reasonable action as is required to restrain such infringement or otherwise enforce its rights, and Licensee shall cooperate fully in such action (to the extent it relates to markets in which Licensee sells Products) and, if so requested, shall join as a party to any appropriate legal proceedings for such purpose. Each party shall bear its own expenses in connection with the foregoing. In the event that within a reasonable time after Senetek becomes aware of such infringement, Senetek fails to commence appropriate and diligent action with respect to such infringement, Licensee shall have the right, to the extent permitted by law, to institute an action for infringement at its own expense, and in its own name, or in the name of any of its Affiliates and the right to enforce and collect any judgment thereon.

9.2 Recovery. Any recovery by either party as a result of any claim, demand, litigation or other action contemplated by Section 9.1 or any settlement thereof shall first be used to reimburse each party for the reasonable costs of the action borne by such party (or, if the recovery is less than the aggregate costs of such action, shall be distributed between the parties in proportion to the costs of the action borne by each of the parties), with the remaining amount, if any, to be paid to the party bringing the action.

10 TERM AND TERMINATION

10.1 Term. The term of this Agreement shall be the Term as defined in Article 1 unless terminated earlier than therein provided pursuant to this Article 10.

10.2 Termination for Cause. Each party shall have the right to terminate this Agreement at any time upon written notice to the other in the event (i) the other party is found in breach of any of its representations or fails to perform any material obligation and such failure continues for a period of thirty (30) days with respect to a payment failure or, with respect to any other failure, such failure continues for a period of sixty (60) days after notice thereof or (ii) the other party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party, or the other party makes or executes any assignment for the benefit of creditors

10.3 Senetek may terminate this Agreement upon thirty (30) days prior written notice to Licensee in the event that Licensee shall cease to sell Product sufficient to produce a Royalty equivalent to the Minimum Royalty then in effect.

10.4 Bankruptcy of Senetek. The parties hereby agree that licenses under this Agreement are licenses of intellectual property as defined in Section 101(35A) (formerly Section 101(56)) of the Bankruptcy Code, and that this license agreement is governed by Section 365(n) of the Bankruptcy Code. Senetek hereby agrees that in the event this Agreement is assigned to any third party in any bankruptcy action by Senetek, such assignee must assume all of Senetek’s obligations under this Agreement.

11 MISCELLANEOUS

11.1 Method of Payments. All payments due under this Agreement shall be paid in U.S. Dollars by personal check, subject to collection, or wire transfer of immediately available funds to Senetek in the United States. Late payments shall be subject to a monthly processing fee of one-and-one-half percent (1.5%) of the amount overdue or, if such amount is not permitted by law, the maximum amount permitted by law.

11.2 No Joint Venture. It is not the intent of the parties hereto to form any partnership or joint venture. Each party shall, in relation to its obligations hereunder, act as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind or commit the other.

11.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (regardless of that or any other jurisdiction’s choice of law principles). Licensee irrevocably submits to the exclusive jurisdiction of the United States Federal District Court for the Northern District of California for all purposes related to enforcement of this Agreement.

11.4 No Assignment. Neither party to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement; provided, however, that either party may assign its rights to an Affiliate or to any successor by merger, consolidation, sale of stock or the sale of substantially all of the assets of such party; provided further, that no such permitted assignment shall relieve the assigning party of its liability for any breach by its assignee. Licensee may not sub-license any of its rights hereunder without the prior written consent of Senetek. Any permitted sublicense shall require that the sub-licensee agree in writing to comply with the terms of this Agreement and shall name Senetek as a third-party beneficiary with rights of enforcement. No sub-licensee shall have any right to grant additional sublicenses, and any attempt to grant such a further sublicense shall automatically terminate the sub-license under which such additional sub-license purportedly was granted.

11.5 Force Majeure. No party hereto shall be liable to any other in damages for, nor shall this Agreement be terminable by reason of, any delay or default in such party’s performance hereunder if such delay or default is caused by conditions beyond such party’s control including, but not limited to, acts of God, regulation or law or other action of any government or any agency thereof, war, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Each party hereto agrees to promptly notify the other party of any event of force majeure under Section 11.5 and to employ Best Efforts towards prompt resumption of its performance hereunder if such performance is delayed or interrupted by reason of such event. In no event shall a force majeure event be deemed to excuse the failure of Licensee to pay any monies due hereunder.

11.6 Notices. Unless otherwise provided herein, any notice required or permitted to be given hereunder (a “Notice”) shall be mailed by certified mail or generally recognized express courier service with signature required for delivery, postage prepaid, sent by facsimile transmission, or delivered by hand to the party to whom such Notice is required or permitted to be given hereunder, at such party’s address first set forth above or at such other address as the party may have designated by Notice hereunder. If mailed, any such Notice shall be deemed to have been given as of the date of receipt, as evidenced by the date appearing on the delivery notice. If delivered by hand, any such Notice shall be deemed to have been given when received by the party or agent of such party to whom such Notice is given, as evidenced by written and dated receipt of the receiving party.

11.7 Captions. The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

11.8 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

11.9 Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, privilege or power hereunder shall operate as a waiver or relinquishment thereof; nor shall any single or partial exercise by any party hereto of any right, privilege or power hereunder preclude any other or further exercise thereof, or the exercise of any other right, privilege or power.

11.10 Entire Agreement. This Agreement together with its Schedules constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement and shall supersede any prior agreements, negotiations, understandings, representations, statements and writings relating thereto. This Agreement may not be amended or modified except in a writing signed by a duly authorized officer of the party against whom enforcement of such amendment is sought.

11.11 Counterparts. This Agreement may be executed in one or more counterparts by exchange of facsimile copies of signature pages, each of which will be deemed an original and all of which together will constitute one and the same instrument.

11.12 Document Preparation. The Parties acknowledge that this Agreement is a product of extensive negotiations and that no inference should be drawn regarding the preparation of this document.

To evidence this Agreement, the parties have caused their duly authorized representatives to execute this Agreement as of the Agreement Date.

OFRA COSMETICS LLC

By:
Name:
Title:

SENETEK PLC

By:	/s/ Frank J. Massino
Name:	Frank J. Massino
Title:	Chairman & Chief Executive Officer

SCHEDULE 1.9

DOCUMENTATION

1. Kinetin pre-Clinical Safety Studies

A.	STK 1—Ames Test

B.	STK 2—Mouse Lymphoma TK Locus Assay

C.	STK 4—Acute Oral Toxicity to Mice

D.	STK 6—Acute Oral Toxicity to Rats

E.	STK 7—Acute Dermal Toxicity to Rats

F.	STK 8—Irritant Effects on Rabbit Skin

G.	STK 9 –Irritant Effects on the Rabbit Eye

H.	STK 10—Delayed Contact Hypersensitivity in Guinea Pig

I.	STK 15—Kinetin and Furfural Bacterial Mutation Assay

J.	STK 30—Mouse Micronucleus Test

2. Kinetin Clinical Safety Studies

A.	KTN 001

B.	KTN 003

3. Kinetin In-vitro Skin Penetration Studies

4. Kinetin Raw Material Test HPLC Procedure and Specifications (current supplier)

5. Product Composition and Manufacturing Instructions for Formulae Developed by Senetek.

6. Product Specifications for Formulae Developed by Senetek PLC.

7. Kinetin HPLC Assay Procedure for Formulated Products

SCHEDULE 1.14

PATENTS

Title	Country	Status	Application No.	Patent No.	Patent Date
Method and Composition for Ameliorating the Adverse Effects of Aging	Argentina	Granted	320120	250273	1/28/97

Method and Composition for Ameliorating the Adverse Effects of Aging	Australia	Granted	81884/91	666836	7/9/96

Method and Composition for Ameliorating the Adverse Effects of Aging	Austria	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Belgium	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Brazil	Granted	2108368	P19107307	10/31/00

Method and Composition for Ameliorating the Adverse Effects of Aging	Canada	Granted		1,339,503	10/21/97

Method and Composition for Ameliorating the Adverse Effects of Aging	Canada	Pending	2108369

Method and Composition for Ameliorating the Adverse Effects of Aging	China	Granted	91104472.8	ZL91104472	6/3/96

Method and Composition for Ameliorating the Adverse Effects of Aging	European Patent Office	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Finland	Pending	935039

Method and Composition for Ameliorating the Adverse Effects of Aging	France	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Germany	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Great Britain	Granted	91912579.9	0584068	10/6/99

Title	Country	Status	Application No.	Patent No.	Patent Date
Method and Composition for Ameliorating the Adverse Effects of Aging	Greece	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Ireland, Republic of	Pending	1715/91

Method and Composition for Ameliorating the Adverse Effects of Aging	Israel	Granted	98204	98204	2/12/95

Method and Composition for Ameliorating the Adverse Effects of Aging	Japan	Granted	512066/91

Method and Composition for Ameliorating the Adverse Effects of Aging	Japan (divisional)	Pending	3103375

Method and Composition for Ameliorating the Adverse Effects of Aging	Luxembourg	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Korea, South	Granted	703452/93	196660	2/22/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Malaysia	Pending	PI9100865

Method and Composition for Ameliorating the Adverse Effects of Aging	Mexico	Granted	25,886	178834	7/2/95

Method and Composition for Ameliorating the Adverse Effects of Aging	Netherlands	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	New Zealand	Granted	238210	238210	10/1/93

Method and Composition for Ameliorating the Adverse Effects of Aging	New Zealand	Granted	247836	247836	8/8/97

Method and Composition for Ameliorating the Adverse Effects of Aging	Norway	Granted	934115	304814	2/22/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Philippines	Pending	42893

Title	Country	Status	Application No.	Patent No.	Patent Date
Method and Composition for Ameliorating the Adverse Effects of Aging	Saudi Arabia	Pending	91120262

Method and Composition for Ameliorating the Adverse Effects of Aging	Spain	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Sweden	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Switzerland	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Taiwan	Granted	80105893	76376	5/23/96

Method and Composition for Ameliorating the Adverse Effects of Aging	Venezuela	Pending	727

Method and Composition for Ameliorating the Adverse Effects of Aging	U.S.	Granted	206,041	5,371,089	12/6/94

Method and Composition for Ameliorating the Adverse Effects of Aging	U.S.	Granted	292,721	5,602,139	2/11/97

Method and Composition for Ameliorating the Adverse Effects of Aging	U.S.	Granted	314,361	5,614,507	3/25/97

SCHEDULE 7.2

DISPUTE RESOLUTION

Any dispute between the parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement or with respect to the performance by either party, shall be resolved as provided in this Schedule.

(a) Informal Dispute Resolution.

The parties shall in good faith first attempt to resolve their dispute on an informal basis through discussions between a designated representative of each party, as follows. Either party may initiate this informal resolution process (the “Disputing Party”) by sending a notice to the other party outlining to such other party the nature of the dispute and the name and contact information of the officer of the Disputing Party who shall act as its designated representative. Within (7) days of receipt of such notice, the receiving party shall by notice designate an officer who shall act as that party’s designated representative. The designated representatives shall meet at a mutually acceptable time and place within fourteen (14) days of the date the initial notice was received and thereafter as often as they reasonably deem necessary. No communication made during this period between the parties concerning the dispute may be used by either party in any subsequent proceeding for any reason.

(b) Arbitration.

If the parties are unable to resolve the dispute informally, within twenty-one (21) days of the date the initial notice was received, either party may commence a mandatory and binding arbitration concerning such dispute, in accordance with the following procedures:

(i) Selection of Arbitrator. The party making demand for arbitration (the “Demanding Party”) shall notify the American Arbitration Association (the “AAA”) and the other party in writing describing in reasonable detail the nature of the dispute (the “Demand for Arbitration”), and shall request that the AAA furnish a list of five (5) possible arbitrators who shall have substantial experience in the area of patent licensing and shall otherwise be qualified to competently address the issues presented. Each party shall have fifteen (15) days to reject two (2) of the proposed arbitrators. If only one individual has not been so rejected, he or she shall serve as arbitrator. If two (2) or more individuals have not been so rejected, then the parties shall promptly mutually select the arbitrator from the remaining pool of possible arbitrators; provided, however, that if the parties are unable to agree on such selection within ten (10) days after notification by the AAA of the need to make such selection, then the AAA shall select the arbitrator from the remaining pool of possible arbitrators.

(ii) Conduct of Arbitration.

(A) The arbitrator shall allow reasonable discovery in the forms permitted by the United States Federal Rules of Civil Procedure, consistent with the purpose of the arbitration. Such discovery shall be completed no later than sixty (60) days following the appointment of the arbitrator.

(B) Following the conclusion of the discovery period, the arbitration hearing shall be commenced promptly and conducted expeditiously, with each of the parties being limited to no more than a total of five (5) business days for the presentation of its case, including any rebuttal or cross-examination. Unless otherwise agreed by the parties, the arbitration hearing shall be conducted on consecutive business days. Strict rules of evidence shall not be applied in the arbitration hearing. The arbitrator shall control the presentation of evidence and accord it such weight as the arbitrator deems appropriate. Cross-examination of witnesses and rebuttal testimony may be permitted.

(C) Each party may submit one pre-arbitration brief (of not more than twenty (20) pages (excluding exhibits)), and a list of proposed witnesses setting forth a brief summary of their testimony, no later than five (5) days prior to the commencement of the arbitration hearing, and may also submit one post-arbitration hearing brief (of not more than ten (10) pages (excluding exhibits)) no later than five (5) days after the close of the arbitration hearing. A copy of any brief or document submitted to the arbitrator shall also be served on the other party.

(D) The arbitrator shall have no power or authority to amend or disregard any provision of this Schedule or any other provision of the Agreement (in particular, the arbitrator shall not have the authority to exclude the right of a party to terminate the Agreement when a party would otherwise have such rights or to assess damages in excess of or different than those provided under the Agreement).

(E) Except when a conflict exists between the terms of the Agreement and the rules of commercial arbitration of the AAA in effect at the time of arbitration, the arbitrator shall use the rules of commercial arbitration of the AAA in effect at the time of the arbitration.

(iii) Replacement of Arbitrator. Should the arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Schedule, such arbitrator shall be replaced by an arbitrator selected according to the procedures stated above.

(iv) Authority of Arbitrator to Rule. The parties hereby agree and consent that the arbitrator shall be fully authorized and empowered to (i) permit and rule on motions of summary judgment made by either of the parties and (ii) award injunctive relief. The ruling of the arbitrator, including on any motion of summary judgment or concerning any award of injunctive relief, shall be final and binding on the parties, and may be confirmed in any court of competent jurisdiction.

(v) Findings and Conclusions. The arbitrator rendering judgment upon disputes between the parties may prepare and distribute to the parties a writing describing the findings of fact and conclusions of law relevant to the judgment and award and containing an opinion setting forth the reasons for the giving or denial of any award. The award of the arbitrator shall be final and binding on the parties, and judgment thereon may be entered in a court of competent jurisdiction.

(vi) Place of Arbitration. Arbitration, including any necessary hearings hereunder, shall be held in San Francisco, California. If the parties agree, arbitration hearings may be held in another location.

(vii) Time of the Essence. The arbitrator is instructed that time is of the essence in the arbitration proceeding, and that the arbitrator shall have the right and authority to issue monetary sanctions against either of the parties if, upon a showing of good cause, that party is unreasonably delaying the proceeding. The arbitrator shall render his or her judgment or award within fifteen (15) days following the conclusion of the hearing. Recognizing the express desire of the parties for an expeditious means of dispute resolution, the arbitrator shall limit or allow the parties to expand the scope of discovery as may be reasonable under the circumstances. In no event shall the period of time from the date of delivery to the other party of a party’s demand for arbitration to the arbitrator’s rendering of his or her judgment exceed one hundred eighty (180) days.

(viii) Confidentiality. The parties agree that the existence of a dispute, any efforts or proceedings to resolve a dispute, whether informal or pursuant to arbitration, and any rulings or decisions issued by the arbitrator pursuant to this Schedule, shall be held in confidence in accordance with the terms and conditions of this Agreement.

(ix) Costs and Expenses. The parties shall jointly and equally pay the expenses of the arbitrator and administrative costs assessed by the AAA.

(c) Litigation.

(i) Immediate Injunctive Relief. The parties agree that the only circumstance in which disputes between them shall not be subject to the arbitration provisions of this Schedule is when a party makes a good faith determination that it needs and is entitled to receive a temporary restraining order or other emergency injunctive relief in order to protect its interest during the pendency of an arbitration proceeding. If a party files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by the other party and the injunctive relief sought is not awarded in substantial part, the party filing the pleading seeking immediate injunctive relief shall pay all of the costs and attorneys’ fees of the party successfully challenging the pleading.

(ii) Jurisdiction. The parties consent to jurisdiction and venue in the Northern District of California for all litigation that may be brought, subject to the requirement for arbitration hereunder, arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement or with respect to the performance by either party. The parties further consent to the jurisdiction of any state or provincial court located within a district which encompasses assets of a party against which judgment has been rendered, either through arbitration or through litigation, for the enforcement of such judgment or award against the assets of such party.

(d) Governing Law.

Disputes subject to this Schedule, and all proceedings to resolve such disputes, shall be governed by and proceed in accordance with, the laws of the jurisdiction whose laws govern the Agreement.